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                                                                      Ex (1)(ii)




                                 January 8, 2003

Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY  10019-6099

            Re:   Scudder RREEF Real Estate Fund, Inc.

Ladies and Gentlemen:

            We have acted as special Maryland counsel for Scudder RREEF Real Estate Fund, Inc., a Maryland corporation (the "Company"), in connection with the organization of the Company and the issuance of its Auction Preferred Stock, par value $.01 per share (the "Shares").

            As special Maryland counsel for the Company, we are familiar with its Charter and Bylaws. We have examined the prospectus included in its Registration Statement on Form N-2, Securities Act File No. 333-100945, Investment Company Act File No. 811-21172 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). We are also familiar with the form of Articles Supplementary relating to the Shares (the "Articles Supplementary") that has been filed as an exhibit to the Registration Statement. We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation ("SDAT") to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

            We have also examined and relied on such corporate records of the Company and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us
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Willkie Farr & Gallagher
January 8, 2003
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for examination, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

            Based on such examination, we are of the opinion that:

            1. The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

            2. When the Pricing Committee of the Board of Directors has determined the number, series, and certain of the terms, rights and preferences of the Shares pursuant to authority delegated to it by the Board of Directors, and the Articles Supplementary have been filed with SDAT, the Shares to be offered for sale pursuant to the Prospectus will have been duly authorized and, when thereafter, issued, sold and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

            This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

            You may rely on this opinion in rendering your opinion to the Company that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the caption "Validity of preferred shares." We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.

                                    Very truly yours,

                                    Venable, Baetjer and Howard, LLP